EXHIBIT (a)(1)(A)

Offer to Purchase

by

Alliance Data Systems Corporation

Shares of its Common Stock for an Aggregate Purchase Price of Not More than $750,000,000

At a Cash Purchase Price Not Greater than $162.00 per Share Nor Less than $144.00 per Share

CUSIP: 018581108

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 15, 2019, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Alliance Data Systems Corporation, a Delaware corporation (the “Company,” “Alliance Data,” “we,” “us” or “our”), invites our stockholders to tender up to $750,000,000 in aggregate purchase price of our issued and outstanding shares of common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a price calculated as described herein that is a price not greater than $162.00 nor less than $144.00 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering stockholders. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $162.00 nor less than $144.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the Offer, if $750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. All Shares acquired, if any, in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if more than $750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to $1.1 billion in aggregate purchase price of its outstanding Shares extending through June 30, 2020, including any restrictions or limitations contemplated on such repurchases, as approved by the Board of Directors of the Company at its meeting of the Board of Directors held on July 5, 2019 (the “2019 Board Authorization”). In accordance with the rules of the Securities and Exchange Commission

(the “SEC”), if more than $750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

As of July 11 2019, we had 51,095,506 issued and outstanding Shares. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $144.00 per Share, the minimum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 5,208,333. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $162.00 per Share, the maximum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 4,629,629.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “ADS.” On July 18, 2019, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $158.00 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, J.P. MORGAN SECURITIES LLC, MIZUHO SECURITIES USA LLC OR SUNTRUST ROBINSON HUMPHREY, INC. (TOGETHER, THE “DEALER MANAGERS”), D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

J.P. Morgan

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Direct: 1 (212) 622-4401

Call Toll-Free: 1 (877) 371-5947

Mizuho Securities	SunTrust
Mizuho Securities USA LLC	Robinson Humphrey
320 Park Avenue New York, New York 10022 Direct: 1 (212) 205-7600 Call Toll-Free: 1 (866) 271-7403	SunTrust Robinson Humphrey, Inc. 3333 Peachtree Road Northeast Atlanta, Georgia 30326 Direct: 1 (404) 926-5832 Call Toll-Free: 1 (833) 914-0356

Offer to Purchase dated July 19, 2019

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at one (1) minute after 11:59 P.M., New York City time, on August 15, 2019 (unless the Offer is extended):

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•

if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

•

if you are a holder of time-based restricted stock units (“TBRSUs”) or performance-based restricted stock units (“PBRSUs”), you may only tender Shares that you have acquired through vesting of TBRSUs or vesting of earned PBRSUs.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the Final Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $144.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at $144.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. The low end of the price range in the Offer is below the last reported sale price of the Shares on the NYSE on July 18, 2019, the last full trading day prior to the commencement of the Offer, which was $158.00 per Share.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”). To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

The issuer of the Shares, Alliance Data Systems Corporation, a Delaware corporation (the “Company,” “Alliance Data,” “we,” “us” or “our”), is offering to purchase the Shares (as defined below). See Section 1.

What is Alliance Data offering to purchase?

We are offering to purchase up to $750,000,000 in aggregate purchase price of our issued and outstanding shares of common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”), at a price calculated as described herein that is a price not greater than $162.00 nor less than $144.00 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. See Section 1.

What is the purpose of the Offer?

On April 12, 2019, we and certain of our subsidiaries entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Publicis Groupe, S.A., a French société anonyme (“Publicis”), and certain subsidiaries of Publicis (together with Publicis, the “Purchasers”) pursuant to which the Purchasers agreed to acquire our Epsilon business for a purchase price of $4.4 billion in cash, subject to certain adjustments specified therein, including for indebtedness, cash, working capital and transaction expenses. The transaction (the “Transaction”) closed on July 1, 2019.

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our stockholders following the closing of the Transaction and our receipt of the proceeds therefrom. It is also consistent with our long-term goal of allocating capital to maximize value for our stockholders and other stakeholders. The Offer also provides a mechanism for completing our authorized share repurchase program more rapidly than would be possible through open market repurchases.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.

However, stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.

If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $750,000,000 in aggregate purchase price of Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. We will select the lowest single purchase price, not greater than $162.00 nor less than $144.00 per Share that will allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $162.00 nor less than $144.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

As of July 11, 2019, we had 51,095,506 issued and outstanding Shares. At the minimum Final Purchase Price of $144.00 per Share, we would purchase 5,208,333 Shares if the Offer is fully subscribed, which would represent approximately 10.2% of our outstanding Shares as of July 11, 2019. At the maximum Final Purchase Price of $162.00 per Share, we would purchase 4,629,629 Shares if the Offer is fully subscribed, which would represent approximately 9.1% of our outstanding Shares as of July 11, 2019. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 45,887,173 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 46,465,877 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares. As of July 11, 2019, an aggregate of 3,885,997 Shares remained available for future awards under our long-term and omnibus incentive plans, and approximately 507,193 Shares were subject to currently outstanding options, time-based restricted stock units (“TBRSUs”) and performance-based restricted stock units (“PBRSUs”) (assuming payout at 100% for awards with open performance periods). See Section 11.

Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $144.00 per Share, the minimum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 5,208,333. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $162.00 per Share, the maximum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 4,629,629. See Section 8.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to $1.1 billion in aggregate purchase price of its outstanding Shares extending through June 30, 2020, including any restrictions or limitations contemplated on such repurchases, as approved by the Board of Directors of the Company at its meeting of the Board of Directors held on July 5, 2019 (the “2019 Board Authorization”). See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than $750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Final Purchase Price is $144.00 to $162.00 per Share. The Final Purchase Price

will be a single per Share price, equal to the lowest single purchase price, not greater than $162.00 nor less than $144.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, less any applicable withholding taxes and without interest, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $144.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at $144.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the NYSE on July 18, 2019, the last full trading day prior to the commencement of the Offer, which was $158.00 per Share, and could be below the last reported sale price of the Shares on the NYSE on the Expiration Date.

If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will we pay for the Shares?

Assuming that at least $750,000,000 aggregate principal amount of Shares is tendered in the Offer, the aggregate purchase price will be $750,000,000.00. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $3,000,000.

We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand representing a portion of the proceeds we received from the closing of the Transaction. In accordance with the rules of the SEC, if more than $750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire one (1) minute after 11:59 P.M., New York City time, on August 15, 2019, unless we extend or terminate the Offer (such date and time, as they may be extended, the “Expiration Date”). When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first (1st) business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to the Schedule TO describing the amendment to the Offer. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

•	no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offer;

•

no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•

no decrease of more than 10% in the sale price of the Shares on the NYSE or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on July 18, 2019, the last full trading day prior to the commencement of the Offer, shall have occurred;

•

no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after July 19, 2019, nor shall any material escalation of any war or armed hostilities which had commenced prior to July 19, 2019, have occurred;

•

no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•	no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

•	no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (i) will be held of record by fewer than 300 persons or (ii) will be delisted from the NYSE or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If any of the conditions in Section 7 is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•

if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), at the address appearing on the back cover page of this Offer to Purchase;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•	if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the

Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

•	if you are a holder of TBRSUs or PBRSUs, you may only tender the underlying Shares that you have acquired through vesting of TBRSUs or vesting of earned PBRSUs.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by one (1) minute after 11:59 P.M., New York City time, on August 15, 2019, you may also withdraw your Shares at any time thereafter. See Section 4.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.

In what order will you purchase the tendered Shares?

If the terms and conditions of the Offer have been satisfied or waived and $750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $750,000,000 in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares on the following basis:

•	first, we will purchase Odd Lots (as defined in Section 1) of fewer than 100 Shares at the Final Purchase Price from stockholders who properly tender all of their Shares at or below the Final Purchase

Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $750,000,000 in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law and the 2019 Board Authorization), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot would be facilitated by the Company.

Therefore, because of “Odd Lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1 and Section 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you (i) own, beneficially or of record, fewer than 100 Shares in the aggregate; (ii) properly tender all of these Shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date; and (iii) complete the section(s) entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our shares will trade after the Expiration Date, and it is possible that our share price will trade above the Final Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will the Company’s directors and executive officers tender Shares in the Offer?

Our directors and executive officers have informed us that they will not tender any of their Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Final Purchase Price. See Section 11.

If I decide not to tender, how will the Offer affect my Shares?

Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. The Shares will continue to be listed on the NYSE and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

If I am a holder of TBRSUs or PBRSUs, how do I participate in the Offer?

The Offer is not extended to TBRSUs or PBRSUs that have not vested, been earned, or been paid out, and tenders of such unvested TBRSUs or PBRSUs will not be accepted. See Section 3.

What is the last reported sale price of my Shares?

The Shares are listed and traded on the NYSE under the symbol “ADS.” On July 18, 2019, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $158.00 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, or if tendered certificates for Shares are registered in the name of someone other than the person signing the Letter of Transmittal, then share transfer taxes may apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a Non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you will be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

When will we report our latest financial results?

On July 18, 2019, we announced our results for the quarter ended June 30, 2019.

Summary

	Quarter Ended June 30,
(in millions, except per share amounts)	2019	2018	% Change
Revenue	$1,348	$1,397	-3%
Income from continuing operations	$142	$224	-36%
Net income	$139	$218	-36%
Income from continuing operations per diluted share (“EPS”)	$2.71	$4.04	-33%
Net income per diluted share	$2.64	$3.93	-33%
Diluted shares outstanding	52.6	55.4
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$414	$457	-9%
Adjusted EBITDA, net of funding costs (“adjusted EBITDA, net”)	$310	$365	-15%
Core earnings per diluted share (“core EPS”)	$3.83	$4.37	-12%

(a)	See “Financial Measures” for a discussion of non-GAAP financial measures.

Consolidated Results

Revenue decreased 3 percent to $1.35 billion, while EPS decreased 33 percent to $2.71 for the second quarter of 2019. The higher effective tax rate for EPS, 27 percent, compared to 15 percent for the second quarter of 2018, reduced EPS by approximately $0.43 for the second quarter. Core EPS decreased 12 percent to $3.83 for the second quarter of 2019, while adjusted EBITDA, net decreased 15 percent to $310 million for the second quarter of 2019.

Segment Results

	Quarter Ended June 30,
(in millions)	2019	2018	% Change
Revenue:
LoyaltyOne	$251	$249	1%
Card Services	$1,097	$1,148	(4%)

Total revenue	$1,348	$1,397	(3%)

Adjusted EBITDA, net:
LoyaltyOne	$51	$69	(27%)
Card Services	287	336	(14%)
Corporate/other	(28)	(40)

Total adjusted EBITDA, net	$310	$365	(15%)

LoyaltyOne®: Revenue increased 1 percent to $251 million, while adjusted EBITDA decreased 27 percent to $51 million for the quarter ended June 30, 2019. Revenue increased 10 percent compared with the prior year when adjusted for unfavorable foreign exchange rates and additional product redemptions now recorded as net revenue. Adjusted EBITDA, net decreased 23 percent on a constant currency basis due to higher redemption costs at AIR MILES®, which is largely a function of product mix redeemed. AIR MILES reward miles issued decreased 2 percent for the second quarter of 2019, primarily due to less promotional activity in the grocery vertical.

Card Services: Revenue decreased 4 percent to $1.10 billion and adjusted EBITDA, net decreased 14 percent to $287 million for the second quarter of 2019. Gross yields decreased 90 basis points to 23.9 percent on essentially flat normalized average card receivables growth (card receivables plus held-for-sale receivables). The loan loss provision decreased 17 percent to $257 million as a result of a 7 percent decrease in reservable card receivables and a 30 basis point improvement in principal loss rates. Operating expenses increased $35 million to $472 million, primarily due to an approximate $26 million increase in mark-to-market charges on held-for-sale receivables. Excluding the mark-to-market charges, operating expenses expressed as a percentage of normalized average card receivables increased approximately 25 basis points to 9.4 percent. During the quarter, over $900 million in credit card receivables were acquired from third parties, while approximately $510 million in credit card receivables were reclassified as held-for-sale.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs, core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, restructuring or strategic transaction costs, amortization of debt issuance and hedging costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations.

Reconciliation of Non-GAAP Financial Measures

The Company has included reconciliations to comparable GAAP financial measures in this Offer to Purchase. The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.

The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core EPS represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Condensed Consolidated Statements of Income

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$1,348.5	$1,397.2	$2,682.7	$2,778.9
Operating expenses:
Cost of operations	712.1	640.0	1,390.8	1,263.0
Provision for loan loss	257.3	311.9	509.5	649.6
Depreciation and amortization	41.8	48.6	88.2	97.4

Total operating expenses	1,011.2	1,000.5	1,988.5	2,010.0

Operating income	337.3	396.7	694.2	768.9
Interest expense, net:
Securitization funding costs	51.6	55.2	108.8	107.3
Interest expense on deposits	53.2	36.8	102.0	72.3
Interest expense on long-term and other debt, net	38.7	41.6	76.6	81.1

Total interest expense, net	143.5	133.6	287.4	260.7

Income from continuing operations before income taxes	$193.8	$263.1	$406.8	$508.2
Income tax expense	51.4	39.3	86.1	104.5

Income from continuing operations	142.4	223.8	320.7	403.7
Loss from discontinued operations, net of taxes (1)	(3.4)	(6.0)	(32.6)	(21.9)

Net income	$139.0	$217.8	$288.1	$381.8

Per share data:

Weighted average shares outstanding – basic	51.3	55.2	52.1	55.3
Weighted average shares outstanding – diluted	52.6	55.4	52.9	55.5

Basic – Income from continuing operations	$2.76	$4.05	$6.13	$7.30
Basic – Loss from discontinued operations	(0.07)	(0.11)	(0.62)	(0.40)

Basic – Net income	$2.69	$3.94	$5.51	$6.90

Diluted – Income from continuing operations	$2.71	$4.04	$6.07	$7.27
Diluted – Loss from discontinued operations	(0.07)	(0.11)	(0.62)	(0.40)

Diluted – Net income	$2.64	$3.93	$5.45	$6.87

(1)

Includes the allocation of interest expense associated with the Company’s $500.0 million mandatory repayment of its revolving credit facility and $1.9 billion in senior notes outstanding. On April 30, 2019, the Company amended its credit agreement, which among other items, provided that upon consummation of the sale of Epsilon, a mandatory payment of $500.0 million of the revolving credit facility was required and all of the Company’s $1.9 billion outstanding senior notes were required to be redeemed.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$4,026.8	$3,817.4
Credit card and loan receivables:
Credit card and loan receivables	17,614.5	17,855.0
Allowance for loan loss	(1,010.9)	(1,038.3)

Credit card and loan receivables, net	16,603.6	16,816.7
Credit card receivables held for sale	1,834.3	1,951.6
Redemption settlement assets, restricted	594.0	558.6
Right of use assets - operating	268.4	—
Intangible assets, net	195.8	217.4
Goodwill	960.3	954.8
Other assets	1,992.2	1,913.8
Assets of discontinued operations	4,264.3	4,157.4

Total assets	$30,739.7	$30,387.7

Liabilities and Stockholders’ Equity
Deferred revenue	$902.7	$875.3
Deposits	12,534.7	11,793.7
Non-recourse borrowings of consolidated securitization entities	6,727.0	7,651.7
Long-term and other debt	5,825.6	5,725.4
Operating lease liabilities	318.8	—
Other liabilities	1,687.8	1,749.1
Liabilities of discontinued operations	351.4	260.4

Total liabilities	28,348.0	28,055.6
Stockholders’ equity	2,391.7	2,332.1

Total liabilities and stockholders’ equity	$30,739.7	$30,387.7

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities:
Net income	$288.1	$381.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161.5	243.7
Deferred income taxes	(47.6)	(82.0)
Provision for loan loss	509.5	649.6
Non-cash stock compensation	51.3	46.3
Amortization of deferred financing costs	22.1	25.5
Change in operating assets and liabilities	(38.3)	(87.1)
Originations of loan receivables held for sale	—	(4,743.4)
Sales of loan receivables held for sale	—	4,791.9
Other	143.1	95.5

Net cash provided by operating activities	1,089.7	1,321.8

Cash Flows from Investing Activities:
Change in redemption settlement assets	(2.0)	(39.7)
Change in credit card and loan receivables	(20.9)	(121.2)
Purchase of credit card portfolios	(936.5)	—
Sale of credit card portfolios	539.3	55.6
Capital expenditures	(92.2)	(98.5)
Other	(2.0)	(32.4)

Net cash used in investing activities	(514.3)	(236.2)

Cash Flows from Financing Activities:
Borrowings under debt agreements	2,077.3	2,399.1
Repayments of borrowings	(1,974.8)	(2,678.5)
Net increase (decrease) in deposits	742.8	(373.2)
Non-recourse borrowings of consolidated securitization entities	2,193.3	1,475.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(3,117.2)	(2,510.0)
Payment of deferred financing costs	(18.8)	(7.8)
Purchase of treasury shares	(222.8)	(94.5)
Dividends paid	(67.0)	(63.3)
Other	(9.4)	(15.8)

Net cash used in financing activities	(396.6)	(1,869.0)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	8.2	(4.1)

Change in cash, cash equivalents and restricted cash	187.0	(787.5)
Cash, cash equivalents and restricted cash at beginning of period	3,967.7	4,314.7

Cash, cash equivalents and restricted cash at end of period	$4,154.7	$3,527.2

Note: The cash flow statement is presented with the combined cash flows from discontinued operations with cash flows from continuing operations within each cash flow statement category.

Summary Financial Highlights

(In millions)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Segment Revenue:
LoyaltyOne	$251.5	$248.6	1%	$455.3	$474.9	(4)%
Card Services	1,096.9	1,148.5	(4)	2,227.3	2,303.7	(3)
Corporate/Other	0.1	0.1	nm *	0.1	0.3	nm *

Total	$1,348.5	$1,397.2	(3)%	$2,682.7	$2,778.9	(3)%

Segment Adjusted EBITDA, net:
LoyaltyOne	$51.0	$69.5	(27)%	$106.1	$123.4	(14)%
Card Services	287.2	335.7	(14)	582.1	654.3	(11)
Corporate/Other	(28.6)	(39.9)	(28)	(62.0)	(65.4)	(5)

Total	$309.6	$365.3	(15)%	$626.2	$712.3	(12)%

Key Performance Indicators:
Credit sales	$7,551	$7,568	—%	$13,867	$14,373	(4)%
Credit sales - active	$6,675	$6,157	8%	$12,220	$11,460	7%
Average receivables	$16,798	$17,570	(4)%	$16,824	$17,646	(5)%
Gross yield	23.9%	24.9%	(0.9)%	24.0%	24.8%	(0.8)%
Net principal loss rate	6.1%	6.4%	(0.3)%	6.3%	6.6%	(0.3)%
Delinquency rate	5.2%	5.5%	(0.3)%	5.2%	5.5%	(0.3)%
AIR MILES reward miles issued	1,423	1,445	(2)%	2,681	2,671	—%
AIR MILES reward miles redeemed	1,050	1,068	(2)%	2,139	2,246	(5)%

*	nm-not meaningful

Reconciliation of Non-GAAP Measures

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted EBITDA and Adjusted EBITDA, net:
Income from continuing operations	$142.4	$223.8	$320.7	$403.7
Income tax expense	51.4	39.3	86.1	104.5
Total interest expense, net	143.5	133.6	287.4	260.7
Depreciation and other amortization	19.3	19.8	39.9	39.1
Amortization of purchased intangibles	22.5	28.8	48.3	58.3
Stock compensation expense	10.2	12.0	21.6	25.6
Strategic transaction costs (1)	2.7	—	2.7	—
Restructuring charges (2)	22.4	—	30.3	—

Adjusted EBITDA	$414.4	$457.3	$837.0	$891.9
Less: Funding costs (3)	104.8	92.0	210.8	179.6

Adjusted EBITDA, net of funding costs	$309.6	$365.3	$626.2	$712.3

Core Earnings:
Income from continuing operations	$142.4	$223.8	$320.7	$403.7
Add back: non-cash/ non-operating items:
Stock compensation expense	10.2	12.0	21.6	25.6
Amortization of purchased intangibles	22.5	28.8	48.3	58.3
Non-cash interest (4)	9.5	12.4	18.7	22.0
Strategic transaction costs (1)	2.7	—	2.7	—
Restructuring charges (2)	22.4	—	30.3	—
Income tax effect (5)	(8.3)	(34.9)	(39.1)	(44.2)

Core earnings	$201.4	$242.1	$403.2	$465.4

Weighted average shares outstanding – diluted	52.6	55.4	52.9	55.5

Core earnings per share – diluted	$3.83	$4.37	$7.62	$8.38

(1)	Represents costs for professional services associated with strategic initiatives.
(2)

Represents costs associated with the wind-down of Merison, a retail marketing division within BrandLoyalty, in the first quarter of 2019 and a reorganization of Corporate, resulting from the sale of Epsilon.

(3)	Represents interest expense on deposits and securitization funding costs.
(4)	Represents amortization of debt issuance costs.
(5)	Represents the tax effect including the related non-GAAP measure adjustments using the expected effective annual tax rate.

Whom should I contact with questions about the Offer?

The Information Agent or the Dealer Managers can help answer your questions. The Information Agent is D.F. King & Co., Inc. and the Dealer Managers are J.P. Morgan Securities LLC, Mizuho Securities USA LLC and SunTrust Robinson Humphrey, Inc. Their contact information is set forth below.

The Information Agent for the Offer is:

D.F. King

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders, Banks and Brokers

Call: 1 (212) 269-5550

Call Toll-Free: 1 (800) 283-9185

Email: ads@dfking.com

The Dealer Managers for the Offer are:

J.P. Morgan

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Direct: 1 (212) 622-4401

Call Toll-Free: 1 (877) 371-5947

Mizuho Securities	SunTrust
Mizuho Securities USA LLC	Robinson Humphrey
320 Park Avenue New York, New York 10022 Direct: 1 (212) 205-7600 Call Toll-Free: 1 (866) 271-7403	SunTrust Robinson Humphrey, Inc. 3333 Peachtree Road Northeast Atlanta, Georgia 30326 Direct: 1 (404) 926-5832 Call Toll-Free: 1 (833) 914-0356

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2019. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

•	loss of, or reduction in demand for services from, significant clients;

•	increases in net charge-offs in credit card and loan receivables;

•	failure to identify or successfully integrate or disaggregate business acquisitions or divestitures;

•	increases in the cost of doing business, including market interest rates;

•	inability to access the asset-backed securitization funding market;

•	loss of active AIR MILES® Reward Program collectors;

•	disruptions in the airline or travel industries;

•	increased redemptions by AIR MILES® Reward Program collectors;

•	unfavorable fluctuations in foreign currency exchange rates;

•	limitation on consumer credit, loyalty or marketing services from new legislative or regulatory actions related to consumer protection and consumer privacy;

•	increases in FDIC, Delaware or Utah regulatory capital requirements for banks;

•	failure to maintain exemption from regulation under the Bank Holding Company Act;

•	loss or disruption, due to cyber attack or other service failures, of data center operations or capacity; and

•	loss of consumer information due to compromised physical or cyber security.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION

To the holders of our shares of common stock:

We invite our stockholders to tender up to $750,000,000 in aggregate purchase price of our issued and outstanding shares of common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a price calculated as described herein that is a price not greater than $162.00 nor less than $144.00 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering stockholders. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $162.00 nor less than $144.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We may not purchase all of the Shares tendered at or below the Final Purchase Price because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if $750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to $1.1 billion in aggregate purchase price of its outstanding Shares extending through June 30, 2020, including any restrictions or limitations contemplated on such repurchases, as approved by the Board of Directors of the Company at its meeting of Board of Directors held on July 5, 2019 (the “2019 Board Authorization”). See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, J.P. MORGAN SECURITIES LLC, MIZUHO SECURITIES USA LLC OR SUNTRUST ROBINSON HUMPHREY, INC. (TOGETHER, THE “DEALER MANAGERS”), D.F. KING & CO., INC., THE INFORMATION

AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Managers, the Information Agent and the Depositary. See Section 15.

As of July 11, 2019, we had 51,095,506 issued and outstanding Shares. At the minimum Final Purchase Price of $144.00 per Share, we would purchase 5,208,333 Shares if the Offer is fully subscribed, which would represent approximately 10.2% of our outstanding Shares as of July 11, 2019. At the maximum Final Purchase Price of $162.00 per Share, we would purchase 4,629,629 Shares if the Offer is fully subscribed, which would represent approximately 9.1% of our outstanding Shares as of July 11, 2019. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 45,887,173 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 46,465,877 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares. As of July 11, 2019, an aggregate of 3,885,997 Shares remained available for future awards under our long-term and omnibus incentive plans, and approximately 507,193 Shares were subject to currently outstanding options, time-based restricted stock units (“TBRSUs”) and performance-based restricted stock units (“PBRSUs”) assuming payout at 100% for awards with open performance periods. See Section 11.

Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $144.00 per Share, the minimum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 5,208,333. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $162.00 per Share, the maximum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 4,629,629. If $750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price. The Shares are listed and traded on the NYSE under the symbol “ADS.” On July 18, 2019, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $158.00 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

The addresses and phone numbers for our principal executive offices are: 3075 Loyalty Circle, Columbus, Ohio 43219 (telephone number: (614) 729-4000).

THE OFFER

1. Number of Shares; Price; Proration

Upon the terms and subject to the conditions of the Offer, we will purchase $750,000,000 in aggregate purchase price of Shares, or all Shares properly tendered and not properly withdrawn in the event that less than $750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if $750,000,000 in aggregate purchase price of Shares or less is properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means one (1) minute after 11:59 P.M., New York City time, on August 15, 2019, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $144.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $144.00 nor less than $162.00 per Share, at which they are willing to sell their Shares to us under the Offer. In the event that a stockholder specifies such a purchase price or purchase prices that exceeds the Final Purchase Price, the Company shall not purchase the Shares of such stockholder. Prices may be specified in multiples of $0.50. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. The Final Purchase Price will be a single per Share price, equal to the lowest single purchase price, not greater than $162.00 nor less than $144.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We will pay the Final Purchase Price for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date. We will not purchase any Shares at a price in excess of the Final Purchase Price. As a result, if the Final Purchase Price is determined to be less than $144.00 per Share, which is the low end of the price range in the Offer we will not purchase any Shares tendered in the Offer.

If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as $144.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest), your Shares will be deemed to be tendered at $144.00 per Share, which is the low end of the price range in the Offer, for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at $144.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the NYSE on July 18, 2019, the last full trading day prior to the commencement of the Offer, which was $158.00 per Share, and could be below the last reported sale price of the Shares on the NYSE on the Expiration Date.

Throughout the Offer, certain information relating to the trading price of our Shares shall be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will announce the Final Purchase Price by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the Securities and Exchange Commission (the

“SEC”) relating to the Offer. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if more than $750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum purchase prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the 2019 Board Authorization. In accordance with the rules of the SEC, if more than $750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The withdrawal rights also expire on the Expiration Date.

THE OFFER IS NOT CONDITIONED ON OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

If the terms and conditions of the Offer have been satisfied or waived and $750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $750,000,000 in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•

first, we will purchase Odd Lots (as defined below) of less than 100 Shares at the Final Purchase Price from stockholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $750,000,000 in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law and the 2019 Board Authorization), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot would be facilitated by the Company.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $750,000,000 in aggregate purchase price of Shares in the Offer, subject to applicable law and the 2019 Board Authorization. If we do so, the preceding provisions will apply to the greater number of Shares.

Odd Lots

The term “Odd Lots” means all Shares tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration

If proration of tendered Shares is required, we will determine the proration for each stockholder tendering Shares, if any, promptly following the Expiration Date. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders) at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares and the terms and conditions of the Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each stockholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer

On April 12, 2019, we and certain of our subsidiaries entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Publicis Groupe, S.A., a French société anonyme (“Publicis”), and certain subsidiaries of Publicis (together with Publicis, the “Purchasers”) pursuant to which the Purchasers acquired our Epsilon business for a purchase price of $4.4 billion in cash, subject to certain adjustments specified therein, including for indebtedness, cash, working capital and transaction expenses. The transaction (the “Transaction”) closed on July 1, 2019.

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our stockholders following the closing of the Transaction and our receipt of the proceeds therefrom. It is also consistent with our long-term goal of allocating capital to maximize value for our stockholders and other stakeholders. The Offer also provides a mechanism for completing our authorized share repurchase program more rapidly than would be possible through open market repurchases. The modified Dutch auction tender offer set forth in this Offer to Purchase provides our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.

However, stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary, and whose Shares are purchased in the Offer, will avoid any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our stockholders following the closing of the Transaction and our receipt of the proceeds therefrom. It is also consistent with our long-term goal of allocating capital to maximize value for our stockholders and other stakeholders. On July 5, 2019, our Board of Directors approved a share repurchase program of up to $1.1 billion in aggregate purchase price of Shares extending through June 30, 2020. The repurchase program’s terms will comply with Rule 10b-18 under the Exchange Act, and the program is subject to market conditions, applicable legal requirements, contractual obligations, and other factors. The repurchase program does not obligate the Company to acquire any specific number of Shares and may be suspended or terminated at any time. As of the date hereof, we have not repurchased any Shares pursuant to the 2019 Board Authorization. Following the completion or termination of the Offer, we intend to continue to repurchase Shares from time to time, subject to applicable law and the 2019 Board Authorization or any subsequent share repurchase authorization approved by our Board of Directors. The amount of Shares we purchase and the timing of any such repurchases will also depend on a number of other factors, including our share price, the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments and blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives. Based on our experience, we currently believe we should be able to accomplish our additional repurchase goals through private block purchases and market transactions. Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten (10) business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Certain Effects of the Offer

As of July 11, 2019, we had 51,095,506 issued and outstanding Shares. At the minimum Final Purchase Price of $144.00 per Share, we would purchase 5,208,333 Shares if the Offer is fully subscribed, which would represent approximately 10.2% of our outstanding Shares as of July 11, 2019. At the maximum Final Purchase Price of $162.00 per Share, we would purchase 4,629,629 Shares if the Offer is fully subscribed, which would represent approximately 9.1% of our outstanding Shares as of July 11, 2019. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 45,887,173 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 46,465,877 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares.

If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These stockholders will also continue to bear the risks associated with owning the Shares. Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance as to the price at which a stockholder may be able to sell his or her Shares in the future.

There will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE and the conditions of the Offer, our purchase of Shares under the Offer will not cause our remaining outstanding Shares to be delisted from the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and comply with proxy rules in connection with meetings of our stockholders. Our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

We intend to hold the Shares we acquire pursuant to the Offer. Such Shares may be disposed upon a resolution of the Board of Directors without further stockholder action or may be retired with authorization from our annual general meeting of stockholders.

Plans and Proposals

Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current definitive plans, proposals or negotiations that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers, reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend policy, our indebtedness (other than as described in Section 9) or capitalization;

•

any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the NYSE, or ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program, employee stock purchase plan and the grant of TBRSUs, PBRSUs or stock options to employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3. Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer,” which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered.

Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $144.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at $144.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering stockholders wish to indicate a specific price (in multiples of $0.50) at which their Shares are being tendered, they must check the appropriate box in the subsection entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal, or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two (2) NYSE trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission (at canoticeofguarantee@computershare.com) or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, participants in the Book-Entry Transfer Facility whose name appears on the Book- Entry Transfer Facility security position listing as the owner of Shares will still be able to tender their Shares by delivering a Notice of Guaranteed Delivery to the Depositary via email (at canoticeofguarantee@computershare.com). If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.

As described above under “Guaranteed Delivery,” once the Notice of Guaranteed Delivery is delivered, which must occur prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date, you or your institution will have two (2) NYSE trading days following such delivery to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next NYSE trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery can be obtained from the website described above.

Procedures for Stock Options

We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise in the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.

Procedures for TBRSUs and PBRSUs

We are not offering, as part of the Offer, to purchase TBRSUs or PBRSUs that have not vested, been earned or been paid out, and tenders of such unvested TBRSUs or PBRSUs will not be accepted.

Return of Unpurchased Shares

If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, or if less than all Shares evidenced by a stockholder’s certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates

Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A. as transfer agent at the toll-free number 1 (877) 456-7920 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. Those certificates will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact Computershare Trust Company, N.A. immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any certificates delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by one (1) minute after 11:59 P.M., New York City time, on August 15, 2019, you may also withdraw your Shares at any time thereafter.

If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, if you beneficially own Shares that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your Shares the institution through which your Shares are held must deliver via email a written notice of withdrawal to the Depositary at canoticeofguarantee@computershare.com prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering stockholders, and

•

accept for payment up to $750,000,000 in aggregate purchase price of Shares (or such greater number as we may elect to purchase, subject to applicable law and the 2019 Board Authorization). Subject to the 2019 Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Final Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration for each stockholder tendering Shares and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person unless evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Shares

In the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender.

Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer at a price equal to or less than the Final Purchase Price and pursuant to the “Shares Tendered At Price Determined Under The Offer” alternative is greater than $750,000,000 in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law and the 2019 Board Authorization) so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below $750,000,000 in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law and the 2019 Board Authorization) then, to the extent feasible, we will select for purchase, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase such number of Shares.

7. Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•

make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer;

•

materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

a decrease of more than 10% in the sale price of the Shares on the NYSE or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on July 18, 2019, the last trading day prior to the commencement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after July 19, 2019;

•	any material escalation of any war or armed hostilities which had commenced prior to July 19, 2019;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to July 19, 2019);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to July 19, 2019, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•	the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8. Price Range of Shares; Dividends

The Shares are listed and traded on the NYSE under the trading symbol “ADS.” The following table sets forth, for the fiscal quarters indicated, the high and low composite per Share prices of the Shares on the NYSE and the cash dividends per Share declared:

	High	Low	Cash Dividends Declared
2017
First Quarter	$251.19	$214.68	$0.52
Second Quarter	$266.25	$232.81	$0.52
Third Quarter	$265.68	$209.00	$0.52
Fourth Quarter	$254.79	$215.37	$0.52
2018
First Quarter	$278.33	$205.61	$0.57
Second Quarter	$239.95	$192.02	$0.57
Third Quarter	$250.27	$216.07	$0.57
Fourth Quarter	$240.94	$142.58	$0.57
2019
First Quarter	$182.77	$147.37	$0.63
Second Quarter	$182.95	$133.56	$0.63
Third Quarter (through July 18, 2019)	$159.23	$140.68	$0.63

Consistent with past practice, our Board of Directors expects to continue to declare and pay quarterly dividends, with the goal of increasing the dividend over time after giving consideration to our cash balances and expected results from operations. The payment of dividends or distributions in the future will be subject to the requirements of the laws of the State of Delaware and the discretion of our Board of Directors. Any dividend payment must be approved by the Board of Directors. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions. There can be no assurance that any dividends or distributions will be declared or paid in the future.

On July 18, 2019, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on the NYSE was $158.00 per Share. Stockholders are urged to obtain current market quotations for the Shares.

9. Source and Amount of Funds

We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand representing a portion of the proceeds we received from the closing of the Transaction.

10. Certain Information Concerning Us

General

We are a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. We create and deploy customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. We help our clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Columbus, Ohio, we consist of businesses that together employ over 10,000 associates at more than 50 locations worldwide.

Our card services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. In July 2019 we completed the sale of our Epsilon business to Publicis Groupe.

Alliance Data Systems Corporation was incorporated under Delaware law in 1995. The addresses and phone numbers for our principal executive offices are: 3075 Loyalty Circle, Columbus, Ohio 43219 (telephone number: (614) 729-4000). Our website is located at http://alliancedata.com. Information contained on our website is not a part of the Offer and is not incorporated by reference in this Offer to Purchase.

Availability of Reports and Other Information

We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2018	February 26, 2019

Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019	May 6, 2019

Current Reports on Form 8-K	January 30, 2019, February 7, 2019 (first filing), February 20, 2019, April 15, 2019, April 25, 2019 (first filing), April 29, 2019, June 5, 2019, June 7, 2019, July 2, 2019, July 5, 2019, July 9, 2019, July 11, 2019, July 17, 2019 and July 18, 2019 (first filing)

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano Texas 75024. Please be

sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at http://alliancedata.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of July 19, 2019, is attached to this Offer to Purchase as Schedule I.

Beneficial Ownership

As of July 11, 2019, we had 51,095,506 issued and outstanding Shares. At the minimum Final Purchase Price of $144.00 per Share, we would purchase 5,208,333 Shares if the Offer is fully subscribed, which would represent approximately 10.2% of our outstanding Shares as of July 11, 2019. At the maximum Final Purchase Price of $162.00 per Share, we would purchase 4,629,629 Shares if the Offer is fully subscribed, which would represent approximately 9.1% of our outstanding Shares as of July 11, 2019. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 45,887,173 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 46,465,877 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares.

As of July 11, 2019, our directors and executive officers as a group (14 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of 1,159,787 Shares (including Shares that such persons had the right to purchase within sixty (60) days of July 11, 2019, pursuant to outstanding options and TBRSUs) representing 2.3% of the total issued and outstanding Shares (including the Shares and TBRSUs referred to in the preceding parenthetical) as of July 11, 2019. Assuming we purchase $750,000,000 in aggregate purchase price of Shares and that our directors and executive officers do not tender any Shares pursuant to the Offer, then, after the Offer, our directors and executive officers as a group will beneficially own less than 3.0% of the total issued and outstanding Shares, whether we purchase Shares in the Offer at $144.00, which is the low end of the price range in the Offer, or at $162.00, the high end of the price range in the Offer.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, our directors and executive officers have informed us that they will not tender any of their Shares in the Offer.

The following table sets forth certain information with respect to the beneficial ownership of our Shares by each of our directors and executive officers. The address of each of our directors and executive officers is care of Alliance Data Systems Corporation, 3075 Loyalty Circle, Columbus, Ohio 43219. We based the Share amounts on each person’s beneficial ownership of our Shares as of July 11, 2019. The number of Shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any Shares as to which the individual has either sole or shared voting power or investment power and also any Shares that the individual has the right to acquire within sixty (60) days through the exercise of any stock option or other right. The individuals set forth in the table below, individually and in the aggregate, beneficially own less than 2.3% of our outstanding

Shares as of July 11, 2019. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the Shares set forth in following table:

Name	Number of			Percentage (1)
	Shares Beneficially Owned (1)	TBRSUs(1)	Stock Options Exercisable Within 60 days
Bruce K. Anderson	847,012			1.7%
Roger H. Ballou	4,021			*
Kelly J. Barlow(2)	—			*
Charles L. Horn	3,550			*
Kenneth R. Jensen	64,048			*
Timothy P. King	3,832			*
Melisa A. Miller	19,456			*
Robert A. Minicucci	106,175			*
Bryan A. Pearson(3)	88,938			*
Timothy J. Theriault	—			*
Laurie A. Tucker	—			*
Sharen J. Turney	—			*
All directors and executive officers as a group (14 individuals)(3)	1,159,787			2.3%

*	Less than 1%
(1)

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, TBRSUs that may vest into shares of common stock within 60 days of July 11, 2019, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based upon 51,096,812 shares of common stock outstanding as of July 11, 2019, which includes 1,306 shares of our common stock that are treated as outstanding for purposes of calculating our shares outstanding but have not been issued to former Conversant, Inc. stockholders as of July 11, 2019.

(2)

As a partner of ValueAct Capital, Mr. Barlow may be deemed to be the beneficial owner of the shares held by the ValueAct entities as described in footnote 2 to the table below. Mr. Barlow disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in each applicable ValueAct entity.

(3)	Includes 85,942 shares held by 2456779 Ontario Inc., an Ontario, Canada corporation, of which Mr. Pearson is the sole stockholder, and for which Mr. Pearson possesses voting and investment power.

The following table presents the ownership on the dates indicated in the notes below of the only persons known by us as of July 11, 2019, to beneficially own more than 5% of our Shares, based upon statements on Schedule 13D or Schedule 13G, as applicable, filed by such persons with the SEC.

	Shares Beneficially Owned
Name	Number		Percentage
ValueAct Capital Master Fund, L.P.(3)	5,207,646	(3)	9.9	%(1)
One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129

VA Partners I, LLC(3)	5,207,646	(3)	9.9	%(1)
One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129

ValueAct Capital Management, L.P.(3)	5,207,646	(3)	9.9	%(1)
One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129

ValueAct Capital Management, LLC(3)	5,207,646	(3)	9.9	%(1)
One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129

ValueAct Holdings, L.P.(3)	5,207,646	(3)	9.9	%(1)
One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129

ValueAct Holdings II, L.P.(3)	5,207,646	(3)	9.9	%(1)
One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129

ValueAct Holdings GP, LLC(3)	5,207,646	(3)	9.9	%(1)
One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129

FMR LLC(4)	3,282,260	(4)	6.4	%(2)
245 Summer Street, Boston, MA 02210

The Vanguard Group(5)	5,049,876	(5)	9.9	%(2)
100 Vanguard Blvd. Malvern, PA 19355

Blackrock, Inc.(6)	3,265,413	(6)	6.4	%(2)
55 East 52nd Street, New York, NY 10055

(1)

The percentage of shares beneficially owned is based upon 52,596,812 shares of common stock outstanding as of July 11, 2019, which includes 1,306 shares of our common stock that are treated as outstanding for purposes of calculating our shares outstanding but have not been issued to former Conversant, Inc. stockholders as of July 11, 2019, and 150,000 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share, each share of which is convertible into ten (10) shares of common stock, par value $0.01 per share.

(2)

The percentage of shares beneficially owned is based upon 51,096,812 shares of common stock outstanding as of July 11, 2019, which includes 1,306 shares of our common stock that are treated as outstanding for purposes of calculating our shares outstanding but have not been issued to former Conversant, Inc. stockholders as of July 11, 2019.

(3)

The information shown is as of April 25, 2019 and is based on a Schedule 13D/A filed jointly with the SEC on April 29, 2019 by (a) ValueAct Capital Master Fund, L.P. (“ValueAct Master Fund”), (b) VA Partners I, LLC (“VA Partners I”), (c) ValueAct Capital Management, L.P. (“ValueAct Management L.P.”), (d)

ValueAct Capital Management, LLC (“ValueAct Management LLC”), (e) ValueAct Holdings, L.P. (“ValueAct Holdings”), (f) ValueAct Holdings II, L.P. (“ValueAct Holdings II”), and (g) ValueAct Holdings GP, LLC (“ValueAct Holdings GP”). ValueAct Master Fund is a limited partnership organized under the laws of the British Virgin Islands. VA Partners I is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Master Fund. ValueAct Management L.P. is a Delaware limited partnership which renders management services to ValueAct Master Fund. ValueAct Management LLC is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Management L.P. ValueAct Holdings is a Delaware limited partnership and is the majority owner of the membership interests of VA Partners I. ValueAct Holdings II is the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of ValueAct Management LLC. ValueAct Holdings GP is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Holdings and ValueAct Holdings II. Includes 150,000 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share, each share of which is convertible into ten (10) shares of common stock, par value $0.01 per share.
(4)

The information shown is as of December 31, 2018 and is based on a Schedule 13G filed with the SEC on February 13, 2019 by FMR LLC and Abigail P. Johnson. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(5)

The information shown is as of December 31, 2018 and is based on Schedule 13G/A filed with the SEC on February 11, 2019 by the Vanguard Group reporting beneficial ownership of the Company’s stock as of December 31, 2018, on behalf of its subsidiaries, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., the beneficial owner of 43,187 shares or 0.1% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., the beneficial owner of 43,438 shares or 0.1% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(6)

The information shown is as of December 31, 2018 and is based on Schedule 13G/A filed with the SEC on February 4, 2019, by BlackRock, Inc. reporting beneficial ownership of the Company’s stock as of December 31, 2018, on behalf of its direct and indirect subsidiaries including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. The stockholder reports sole voting power with respect to 2,842,457 Shares and sole dispositive power with respect to 3,265,413 Shares.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, our affiliates or our subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the sixty (60) days prior to the date hereof, except for the following transactions:

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares		Disposition or Grant Price as Applicable
Bruce K. Anderson	June 24, 2019	(1)	1,658	(1)		(1)
Roger H. Ballou	June 24, 2019	(1)	959	(1)		(1)
Kelly J. Barlow	June 24, 2019	(1)	959	(1)		(1)
Kenneth R. Jensen	June 24, 2019	(1)	959	(1)		(1)
Robert A. Minicucci	June 24, 2019	(1)	3,498	(1)		(1)
Timothy J. Theriault	June 24, 2019	(1)	959	(1)		(1)
Laurie J. Tucker	June 24, 2019	(1)	1,417	(1)		(1)
Sharen J. Turney	June 24, 2019	(1)	959	(1)		(1)
Timothy P. King	June 28, 2019	(2)	77.0873			(2)

(1)

Annual equity grant of shares of common stock represented by TBRSUs. The restrictions on 100% of the shares will lapse on the earlier of (i) June 23, 2029 or (ii) termination of the director’s service on the Company’s board of directors, but in any case not earlier than June 23, 2020.

(2)	Shares of common stock acquired under the 2015 Employee Stock Purchase Plan on June 28, 2019.

Arrangements Concerning the Shares

Equity Award Plans. We are authorized to grant TBRSUs, stock options, PBRSUs and other cash and stock awards under the 2015 Omnibus Incentive Plan, the 2010 Omnibus Incentive Plan and the 2005 Long Term Incentive Plan. The Compensation Committee of our Board of Directors determines the recipients of the equity awards, the type of awards, the required performance measures, and the timing and duration of each grant. As of July 11, 2019, the maximum number of Shares reserved for issuance under the incentive plans is 5,140,267. As of July 11, 2019, there were 3,885,997 Shares remaining available for issuance, assuming 100% payout for awards with open performance periods.

Employee Stock Purchase Plan. We maintain the 2015 Employee Stock Purchase Plan (the “ESPP”) to allow eligible employees to purchase Shares at a price equal to 85% of the lesser of the fair market value of our Shares on the last trading day of each six month offering period. Employees may authorize the Company to withhold amounts ranging from not less than 1% to more than 100% of their compensation, as defined in the ESPP, for contribution towards ESPP purchases. The ESPP currently does not include a non-423(b) plan. The ESPP was initially approved by the Company’s stockholders at the Company’s 2015 annual meeting. As of July 11, 2019, there were approximately 1,014,559 Shares remaining for issuance (of the original 1,441,327) under the ESPP. Director Equity Compensation. For the 2018-2019 service term of the Board of Directors, which began in June 2018 and ends in June 2019, non-employee directors receive an annual equity award of $140,000. Restrictions on the TBRSUs granted to non-employee directors will lapse on the earlier of (1) June 23, 2029 or (2) termination of the director’s service on our Board of Directors, but in any case no earlier than June 23, 2020. In addition to our stock ownership guidelines for our directors and executive officers, we have also built stock ownership restrictions into the grants of equity made to the non-employee directors since 2008, with each grant of TBRSUs containing restrictions that lapse on the earlier of 10 years from the date of grant or termination of the director’s service on our Board of Directors. The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Share Repurchase Authorization. At our meeting held on July 5, 2019, the Board of Directors approved a new $1.1 billion share repurchase program extending through June 30, 2020. The repurchase program’s terms will comply with Rule 10b-18 under the Exchange Act, and the program is subject to market conditions, applicable legal requirements, contractual obligations, and other factors. The repurchase program does not obligate the Company to acquire any specific number of Shares and may be suspended or terminated at any time.

As of the date hereof, we have not repurchased any Shares pursuant to the 2019 Board Authorization. Accordingly, as of July 19, 2019, we have approximately $1.1 billion in aggregate purchase price of Shares remaining available for repurchase under the 2019 Board Authorization.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13. Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offer. This discussion applies only to beneficial owners of Shares that are “Non-U.S. Holders,” or “U.S. Holders,” each as defined below, that hold Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that make mark-to-market elections with respect to Shares;

•	banks or other financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	grantor trusts;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	U.S. expatriates;

•	persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;

•	persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement.

This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which Shares are involved, or the tax consequences to holders of any other interest in the Company, including options or similar rights to acquire Shares.

In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other passthrough entities or arrangements that hold Shares and partners in such partnerships or pass-through entities or arrangements should consult their tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or any other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” is a beneficial holder of Shares (other than a partnership or any other entity or arrangement that is treated as a pass-through for U.S. federal income tax purposes) that is not a U.S. Holder.

Investors are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences to them of participating in the Offer arising under U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Non-Tendering U.S. Holders

The Offer generally will not result in any U.S. federal income tax consequences to non-tendering U.S. Holders.

Tender of Shares Pursuant to the Offer

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer) and (ii) the percentage of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares by such tendering U.S. Holder exceeds one (1) year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. Holders of Shares that own separate blocks of Shares should consult their tax advisor with respect to these rules.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The amount of any distribution made to a U.S. Holder with respect to Shares generally will be included in such holder’s gross income as dividend income in the year actually or constructively received by the Depositary, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Non-U.S. Holders

Non-Tendering Non-U.S. Holders

The Offer generally will not result in any U.S. federal income tax consequences to non-tendering Non-U.S. Holders.

Tender of Shares Pursuant to the Offer

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) by a Non-U.S. Holder; (ii) the Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes. The Company believes that it is not, has not been at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held Shares, and does not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes (“USRPHC”).

If a Non-U.S. Holder is an individual subject to clause (i) of the preceding paragraph, the Non-U.S. Holder will generally be subject to tax on the net gain at regular graduated U.S. federal income tax rates as if it were a U.S. person. If a Non-U.S. Holder is a non-U.S. corporation that falls under clause (i) of the preceding paragraph, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, the Non-U.S. Holder may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If the Non-U.S. Holder is an individual described in clause (ii) of the preceding paragraph, the Non-U.S. Holder will generally be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, gain from the disposition of the Shares will be subject to taxation under clause (iii) only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of (a) the five-year period ending on the date of the disposition or (b) the Non-U.S. Holder’s holding period for such Shares. If gain on the disposition of Shares were subject to taxation under clause (iii) above, the Non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty).

If a Non-U.S. Holder is engaged in a trade or business in the United States and the dividend with respect to the Shares is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then the Non-U.S. Holder generally will be subject to U.S. federal income tax on those dividends on a net income basis (although the dividends will be exempt from the 30% U.S. federal withholding tax, provided certain certification and disclosure requirements are satisfied) in the same manner as if received by a U.S. person as defined under the Code. Any such effectively connected income received by a non-U.S. corporation may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). To claim the exemption from withholding for income that is effectively connected with a U.S. trade or business, the Non-U.S. Holder must furnish to the Company’s paying agent a properly executed IRS W-8ECI (or applicable successor form).

A Non-U.S. Holder of Shares who wishes to claim the benefit of a reduced rate of U.S. withholding tax under an applicable treaty for dividends that are not effectively connected with the conduct of a U.S. trade or business must furnish to the Company’s paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying that such holder is not a U.S. person as defined under the Code and such holder’s qualification for the reduced rate. A Non-U.S. Holder that is an individual and that wishes to claim a reduced tax rate under an applicable income tax treaty generally must include a Social Security Number (if applicable) or its individual Taxpayer Identification Number. Special certification and other requirements apply to certain Non-U.S. Holders that hold Shares through certain non-U.S. intermediaries or are pass-through entities rather than corporations or individuals. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary, before the payment is made to such Non-U.S. Holder, a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary before the payment is made to it a properly completed and executed IRS Form W-8ECI. To the extent Non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the Offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedure for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.

Additional Withholding Tax on Payments Made to Foreign Accounts.

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Shares (including, for this purpose, any sale or exchange of Shares treated as a distribution for withholding purposes as described above under “Non-U.S. Holders—Tender of Shares Pursuant to Offer—Withholding For Non-U.S. Holders”) paid to a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it will undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Shares are held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. The FATCA withholding tax generally will be creditable against the withholding described in “Non-U.S. Holders—Tender of Shares Pursuant to Offer”. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their participation in the Offer.

Backup Withholding and Information Reporting

In general, payments of the proceeds of an exchange of Shares pursuant to the Offer to U.S. Holders are subject to information reporting and U.S. Holders may be subject to backup withholding unless the U.S. Holder (i) establishes that it is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) with respect to backup withholding, provides an accurate Taxpayer Identification Number and certifies that it is a U.S. person and that no loss of exemption from backup withholding has occurred.

Information returns are required to be filed with the IRS in connection with dividends on the Shares paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to the proceeds payable to a Non-U.S. Holder of Shares provided that the Non-U.S. Holder furnishes to the Company or its paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A stockholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

The above discussion is not intended to constitute a complete analysis of all tax consequences relating to participating in the Offer. You should consult your own tax advisor concerning the tax consequences applicable in your particular situation.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

14. Extension of the Offer; Termination; Amendment

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law and the 2019 Board Authorization, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

subject to the 2019 Board Authorization, we increase or decrease the price range to be paid for Shares or increase or decrease the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares), and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of the period of at least ten (10) business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through one (1) minute after 11:59 P.M., New York City time.

In accordance with the rules of the SEC, if more than $750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Board Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

15. Fees and Expenses

We have retained J.P. Morgan Securities LLC, Mizuho Securities USA LLC and SunTrust Robinson Humphrey, Inc. to act as the Dealer Managers in connection with the Offer. The Dealer Managers may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Managers will receive a reasonable and customary fee for these services. We have also agreed to indemnify the Dealer Managers against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Managers and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Managers may from time to time hold Shares in their proprietary accounts, and, to the extent they own Shares in these accounts at the time of the Offer, the Dealer Managers may tender the Shares pursuant to the Offer.

We have retained D.F. King & Co., Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

16. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER

OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

Alliance Data Systems Corporation

July 19, 2019

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF ALLIANCE DATA SYSTEMS CORPORATION

The following table sets forth the names and positions of the directors and executive officers of Alliance Data Systems Corporation. The address of each of our directors and executive officers is care of Alliance Data Systems Corporation, 3075 Loyalty Circle, Columbus, Ohio 43219 (telephone number: (614) 729-4000).

Name	Position(s)
Officers
Melisa A. Miller	President, Chief Executive Officer
Timothy P. King	Executive Vice President, Chief Financial Officer
Charles L. Horn	Executive Vice President, Vice Chairman
Joseph L. Motes III	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Bryan A. Pearson	Executive Vice President and President, LoyaltyOne
Laura Santillan	Senior Vice President, Chief Accounting Officer
Directors
Bruce K. Anderson	Director
Roger H. Ballou	Director
Kelly J. Barlow	Director
Kenneth R. Jensen	Director
Melisa A. Miller	Director
Robert A. Minicucci	Director
Timothy J. Theriault	Director
Laurie A. Tucker	Director
Sharen J. Turney	Director

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail:	By Registered, Certified or Express Mail or Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021

By Email: canoticeofguarantee@computershare.com

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth on the following page. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders, Banks and Brokers

Call: 1 (212) 269-5550

Call Toll-Free: 1 (800) 283-9185

Email: ads@dfking.com

The Dealer Managers for the Offer are:

J.P. Morgan

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Direct: 1 (212) 622-4401

Call Toll-Free: 1 (877) 371-5947

Mizuho Securities Mizuho Securities USA LLC 320 Park Avenue New York, New York 10022 Direct: 1 (212) 205-7600 Call Toll-Free: 1 (866) 271-7403	SunTrust Robinson Humphrey SunTrust Robinson Humphrey, Inc. 3333 Peachtree Road Northeast Atlanta, Georgia 30326 Direct: 1 (404) 926-5832 Call Toll-Free: 1 (833) 914-0356